                                                                   EXHIBIT 99(d)

                               LETTER TO CLIENTS

                               OFFER TO EXCHANGE
                 9% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                          FOR ANY AND ALL OUTSTANDING
                 9% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
                                       OF

                             DENBURY RESOURCES INC.

To Our Clients:

     We are enclosing herewith a Prospectus, dated          , of Denbury
Resources Inc. (the "Company") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 9% Series B Senior Subordinated Notes due 2008 that have been registered under the Securities Act of 1933 (the "Securities Act") for the same principal amount of its issued and outstanding 9% Series B Senior Subordinated Notes due 2008 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

     Please note that the Exchange Offer will expire at 5:00 p.m., New York City
time, on           , unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer and that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal. Please complete and sign the enclosed "Instructions to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner," which will provide us with such instructions and confirmation.

                                          Very truly yours,